Managed High Yield Plus Fund
For period ending May 31, 2009				Exhibit 77O

File number 811-8765

FORM 10f-3FUND: Managed High Yield Plus Fund Inc.
Name of Advisor or Sub-Advisor: UBS Global Asset Management (Americas) Inc.
1.	Issuer:  Inergy LP Fin 8.75% due 03/01/2015

2.	Date of Purchase:  January 28, 2009

3.	Date offering commenced:  January 28, 2009

4.	Underwriters from whom purchased: J.P. Morgan Securities

5.	Affiliated Underwriter managing or participating in syndicate:
	UBS Investment Bank

6.	Aggregate principal amount or number of shares purchased:  $1,672,043
	(Firmwide)

7.	Aggregate principal amount or total number of shares of
	offering: $202,929,750

8.	Purchase price (net of fees and expenses):$90.191

9.	Initial public offering price: $90.191

10.	Commission, spread or profit:  2%

11.     Have the following conditions been satisfied?                  YES   NO

a.	The securities are sold in an offering from registration under   X
	Section 4(2) of the Securities Act of 1933, Rule 144A or
	Regulations D.

b.      The securities are sold to persons reasonably believed to be     X
	qualified institutional buyers (QIBs).

c.      The securities are reasonably believed to be eligible for        X
	resale to other QIBs.

d.      The securities were purchased prior to the end of the first
	day on which any sales are made (or, if a rights offering,
	the securities were purchased on or before the fourth day
	preceding the day on which the offering terminated).             X

e.      The securities were purchased at a price not more than the
	price paid by each other purchaser in the offering or any
	concurrent offering.                                             X

f.      The underwriting was firm commitment underwriting.               X

g. The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting
	similar securities during the same period.                       X

h.      The issuer of the securities and any predecessor has been in
	continuous operation for not less than three years.              X

i.      The amount of such securities purchased by the Fund and all
	other accounts which the Adviser (or Sub-Adviser, if
	applicable) exercises investment discretion did not exceed
	25% of the principal amount of the offering.                     X

h.      No Affiliated Underwriter was a direct or indirect participant
	in or beneficiary of the sales.                                  X

Note: Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above. In particular, Affiliated Underwriter is defined as UBS AG and its affiliates. In the case of a Fund advised by a Sub-Adviser, Affiliated Underwriter shall also include any brokerage affiliate of the Sub-Adviser.



Approved:  /s/Shu Yang Tan			Date:  	May 25, 2009